Exhibit 99.1
Modine Confidential – Please do not copy or distribute Acquisition of L.B. White May 30, 2025

Modine Confidential – Please do not copy or distribute L.B. White Overview 1. For the trailing twelve-month period as of May 31st, 2025, unaudited results Sales by End Market (1) • L.B. White is one of the world’s leading manufacturers and marketers of propane, natural gas and kerosene heaters for agricultural, construction, tent and greenhouse environments • Over 75 years of leadership in heating design and manufacturing expertise • TTM Revenue of $73.5M(1) • Founded in 1947, with 190 employees and headquartered in Onalaska, WI • With premium brand recognition, long-standing customer relationships, and a large installed base, L.B. White delivers stable, highly-profitable earnings with immediate access to market leading positions in agriculture and portable climate solutions Facilities Headquarters 130,000 sq. ft. Onalaska, WI R Supply Facility 40,000 sq. ft. Franklin, GA Aftermarket 30% Portables 26% Poultry 23% Swine 16% Other 5%

Modine Confidential – Please do not copy or distribute $29 $18 Equipment Aftermarket Attractive Markets with Strong Growth Opportunities Source: Investor Group Services Massive install base across Poultry, Swine, and Greenhouse end markets which require heating and cooling solutions served through dealer/distributor network Movable heating and cooling solutions that manage climate in various temporary applications served through national rental accounts and regional reps Agriculture Portables Poultry Swine Construction Temporary Structures End Markets Served Description Products Comprehensive suite of radiant/direct-fired heaters and cooling solutions for all climate needs Make-up air units and direct, indirect, and electric heaters for wide-range of heat requirements Market Opportunity North America market size is valued at ~$200M and is forecasted to grow mid-to-high single digits driven by increased investment in aging infrastructure and environmental risk mitigation North America market size is valued at ~$600M and is forecasted to grow mid-to-high single digits driven by trends in reshoring and domestic infrastructure investment Segment Dynamics (revenue in $mm) Proven history in agricultural climate solutions with rapidly growing presence in portables Greenhouse $20 $27 Swine Poultry $19 $2 Equipment Aftermarket

Modine Confidential – Please do not copy or distribute Transaction Highlights 1. Based on Modine’s balance sheet as of March 31, 2025. and L.B. White’s EBITDA for the trailing twelve-month period as of May 31st, 2025. ~$112mm purchase price Accretive to earnings per share (before synergies) ~0.8x(1) estimated pro forma net leverage Below 10x transaction multiple (EV/TTM EBITDA) May 31, 2025 expected closing date Cash Deal maintaining a strong balance sheet and liquidity position